UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2016

Titan Energy, LLC

(Exact name of registrant specified in its charter)

Delaware	001-35317	90-0812516
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 800-251-0171

Atlas Resource Finance Corporation

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

On August 26, 2016, an order confirming the pre-packaged plan of reorganization (the “Plan”) of Atlas Resource Partners, L.P. (“Old ARP”) and certain of its subsidiaries (collectively with Old ARP, the “Old Companies”) was entered by the United States Bankruptcy Court for the Southern District of New York.

The Plan was previously filed and is hereby incorporated by reference as Exhibit 2.1. A copy of the order confirming the Plan was previously filed and is hereby incorporated by reference as Exhibit 2.2.

On September 1, 2016 (the “Effective Date”), the Old Companies substantially consummated the Plan and emerged from their Chapter 11 cases. As part of the transactions undertaken pursuant to the Plan, Old ARP’s equity was cancelled, Old ARP transferred all of its assets and operations to Titan Energy, LLC, a Delaware limited liability company (formerly known as Atlas Resource Finance Corporation, a Delaware corporation, and an affiliate of Old ARP (“Atlas Finance”)) (the “Company”) prior to dissolving. As a result, the Company became the successor issuer to Old ARP for purposes of and pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Prior to the consummation of the transactions undertaken pursuant to the Plan, the Company (as Atlas Finance) was the co-issuer of Old ARP’s senior notes, but it did not have any independent assets or operations. As described below, Old ARP’s senior notes were cancelled pursuant to the Plan.

This Current Report on Form 8-K is being filed by the Company as the initial report of the Company to the Securities and Exchange Commission (the “Commission”) and as notice that the Company is the successor issuer to Old ARP under Rule 12g-3 under the Exchange Act. As a result, the Company’s common shares representing limited liability company interests (the “Common Shares”) are deemed to be registered under Section 12(g) of the Exchange Act. The Company is thereby deemed subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and in accordance therewith will file reports and other information with the Commission. The first periodic report to be filed by the Company with the Commission will be its Quarterly Report on Form 10-Q for the period ended September 30, 2016.

In connection with the effectiveness of the Plan on September 1, 2016, the Company entered the agreements and consummated the other transactions described in this Current Report on Form 8-K.

Item 1.01    Entry into a Material Definitive Agreement.

First Lien Exit Facility

The Company and its subsidiary, Titan Energy Operating, LLC (“Titan Operating”), as borrower, entered into a $440 million third amended and restated first lien credit agreement (the “First Lien Exit Facility”) dated September 1, 2016, with the lenders under Old ARP’s senior secured revolving credit facility (the “First Lien Lenders”).

The First Lien Exit Facility allows the Company to borrow up to the lesser of the total commitments and the determined amount of the borrowing base, which will be based upon the loan collateral value assigned to the Company’s various natural gas and oil properties and other assets. The initial borrowing base will consist of a $410 million conforming reserve based tranche plus a $30 million non-conforming tranche, and initial commitments of the lenders will be $600 million. The First Lien Exit Facility will also provide for the issuance of letters of credit, which would reduce the Company’s borrowing capacity. The non-conforming tranche will mature on May 1, 2017 and the conforming reserve-based tranche will mature on August 23, 2019, an extension of maturity of more than a year from the maturity date of Old ARP’s prior senior secured revolving facility.

The borrowing base under the First Lien Exit Facility will be redetermined semi-annually, with additional interim re-determinations permitted under certain circumstances. The new borrowing base will require the approval of the First Lien Lenders. If at any time the amount of loans and other extensions of credit outstanding under the First Lien Exit Facility exceed the borrowing base, the Company may be required, among other things, to prepay loans under the First Lien Exit Facility and/or mortgage additional oil and gas properties. The borrowing base will be automatically reduced upon the occurrence of certain events, including sales of oil and gas properties.

The first scheduled borrowing base redetermination shall occur on May 1, 2017; provided, that a super majority of the First Lien Lenders may elect, in certain circumstances, to seek an interim redetermination of the borrowing base prior to May 1, 2017.

The Company’s obligations under the First Lien Exit Facility are secured by mortgages on substantially all of the Company’s oil and gas properties and first priority security interests in substantially all of the Company’s assets, including its ownership interests in a majority of its material operating subsidiaries. Additionally, the Company’s obligations under the First Lien Exit Facility are guaranteed by its subsidiaries (other than subsidiaries that are broker-dealers).

At the Company’s election, interest on borrowings under the First Lien Exit Facility will be determined by reference to either LIBOR plus an applicable margin between 3.00% and 4.00% per annum or the “alternate base rate” plus an applicable margin between 2.00% and 3.00% per annum. These margins will fluctuate based on the utilization of the First Lien Exit Facility. Interest will generally be payable quarterly for loans bearing interest based on the alternative base rate and on the last day of the interest period applicable to the LIBOR-based loans. The First Lien Exit Facility requires the Company to pay a fee of 0.50% per annum on the unused portion of the borrowing base.

The First Lien Exit Facility contains covenants that limit the Company’s ability to incur additional indebtedness, grant liens, make loans or investments, make distributions, merge into or consolidate with other persons, enter into commodity or interest rate swap agreements that do not conform to specified terms or that exceed specified amounts, or engage in certain asset dispositions including a sale of all or substantially all of the Company’s assets. The First Lien Exit Facility requires the Company to enter into commodity hedges covering at least 80% of its expected 2019 production prior to December 31, 2017. In addition, the First Lien Exit Facility contains a cash sweep feature for cash balances in excess of $20 million. The First Lien Exit Facility permits the Company to incur indebtedness under the Second Lien Exit Facility (described below), but places restrictions on the payment of cash interest in excess of 2% for the first nine months following the Effective Date and thereafter until 24 months after the closing date if the non-conforming tranche has not been repaid, if the ratio of First Lien Debt to EBITDA (each as defined in the First Lien Exit Facility) is more than 3.25 to 1.00 or a borrowing base deficiency exists.

The First Lien Exit Facility also requires the Company to maintain certain financial ratios:

•	Total Debt (as defined in the First Lien Exit Facility) to EBITDA of not more than 5.00 to 1.00;

•	current assets to current liabilities of not less than 1.00 to 1.00;

•	First Lien Debt to EBITDA of not more than 3.50 to 1.00; and

•	EBITDA to Interest Expense (as defined in the First Lien Exit Facility) of not less than 2.50 to 1.00.

The financial ratios will first be tested for the period ending December 31, 2016 and will use an annualized EBITDA measurement for periods prior to June 30, 2017.

This summary of the First Lien Exit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Lien Exit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Second Lien Exit Facility

In addition, the Company and Titan Operating, as borrower, entered into an amended and restated second lien credit agreement (the “Second Lien Exit Facility”) dated September 1, 2016 with the lenders under Old ARP’s second lien credit agreement (the “Second Lien Lenders”) and Wilmington Trust, National Association, as administrative agent and collateral agent. The Second Lien Exit Facility will have an aggregate principal amount of $252.5 million, representing $250 million outstanding under the prior second lien credit agreement plus the amounts resulting from the accrual of PIK interest on the principal amount of $250 million from the commencement of the Chapter 11 cases. The Second Lien Exit Facility matures on February 23, 2020.

Until May 1, 2017, interest will be payable at a rate of 2% in cash plus PIK interest at a rate equal to the Adjusted LIBO Rate (as defined in the Second Lien Exit Facility) plus 9% per annum. During the next 15-month period, cash and PIK interest will vary based on a pricing grid tied to the Company’s leverage ratio under the First Lien Exit Facility. After such 15-month period, interest will accrue at a rate equal to the Adjusted LIBO Rate plus 9% per annum and will be payable in cash.

The Company has the option to prepay the Second Lien Exit Facility at any time, and is required to offer to prepay the Second Lien Exit Facility with 100% of the net cash proceeds from the issuance or incurrence of any debt and 100% of the excess net cash proceeds from certain asset sales and condemnation recoveries. The Company is also required to offer to prepay the Second Lien Exit Facility upon the occurrence of a change of control. All prepayments are subject to the following premiums, plus accrued and unpaid interest:

•	4.5% of the principal amount prepaid for prepayments prior to February 23, 2017;

•	2.25% of the principal amount prepaid for prepayments on or after February 23, 2017 and prior to February 23, 2018; and

•	no premium for prepayments on or after February 23, 2018.

The Company’s obligations under the Second Lien Exit Facility are secured on a second priority basis by security interests in the same collateral securing the First Lien Exit Facility. In addition, the obligations under the Second Lien Exit Facility are guaranteed by the Company’s subsidiaries (other than subsidiaries that are broker-dealers).

The Second Lien Exit Facility contains covenants that limit the Company’s ability to make restricted payments, take on indebtedness, issue preferred stock, grant liens, conduct sales of assets and subsidiary stock, make distributions from restricted subsidiaries, conduct affiliate transactions and engage in other business activities. In addition, the Second Lien Exit Facility contains covenants substantially similar to those in the First Lien Exit Facility, including, among others, restrictions on swap agreements, debt of unrestricted subsidiaries, drilling and operating agreements and the sale or discount of receivables.

In addition, the Second Lien Exit Facility requires the Company to maintain certain financial ratios:

•	EBITDA to Interest Expense (each as defined in the Second Lien Exit Facility) of not less than 2.50 to 1.00;

•	Total Leverage Ratio (as defined in the Second Lien Exit Facility) of no greater than 5.5 to 1.0 prior to December 31, 2017 and no greater than 5.0 to 1.0 thereafter; and

•	current assets to current liabilities of not less than 1.0 to 1.0.

The financial ratios will first be tested for the period ending December 31, 2016 and will use an annualized EBITDA measurement for periods prior to June 30, 2017.

Under the Second Lien Exit Facility, the Company may request to add one or more incremental term loan tranches to the Second Lien Exit Facility if terms and conditions are agreed to between the Company and the respective Second Lien Lenders.

This summary of the Second Lien Exit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Lien Exit Facility, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Registration Rights Agreement

In connection with the issuance of the Common Shares as of the Effective Date to the Second Lien Lenders and the holders of Old ARP’s 7.75% Senior Notes due 2021 (the “7.75% Notes”) and 9.25% Senior Notes due 2021 (the “9.25% Notes” and, together with the 7.75% Notes, the “Notes”), the Company entered into a registration rights agreement with the holders who received at least 5% of the Company’s outstanding Common Shares (the “Holders”), dated as of September 1, 2016 (the “Registration Rights Agreement”), relating to the registered resale of the Common Shares. Pursuant to the Registration Rights Agreement, the Company is required to use its commercially reasonable efforts to file a shelf registration statement within 90 days of the Effective Date and use commercially reasonable efforts to cause such registration statement to become effective within 180 days of the Effective Date. In certain circumstances, the Holders will have piggyback registration rights on certain registered offerings and will have rights to request underwritten offerings. The Holders will cease to have rights under the Registration Rights Agreement on the tenth anniversary of the Effective Date.

This summary of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Delegation Agreement

In connection with the effectiveness of the LLC Agreement (defined below) on September 1, 2016, the Company entered into a Delegation of Management Agreement (the “Delegation Agreement”) with Titan Energy Management, LLC (“Titan Management”), a wholly owned subsidiary of Atlas Energy Group, LLC (“ATLS”). Pursuant to the Delegation Agreement, the Company has delegated to Titan Management all of the Company’s rights and powers to manage and control the business and affairs of Titan Operating. However, the board of directors of the Company (the “Board”) retains management and control over the Non-Delegated Duties (defined below).

This summary of the Delegation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Delegation Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated by reference herein.

Omnibus Agreement

The Company also entered into an Omnibus Agreement (the “Omnibus Agreement”) dated September 1, 2016 with Titan Management, Atlas Energy Resource Services, Inc. (“AERS”) and Titan Operating. Pursuant to the Omnibus Agreement:

•	Titan Management and AERS will provide the Company and Titan Operating with certain financial, legal, accounting, tax advisory, financial advisory and engineering services (including cash management services); and

•	the Company and Titan Operating will reimburse Titan Management and AERS for their direct and allocable indirect expenses incurred in connection with the provision of the services, subject to certain approval rights in favor of the Company’s Conflicts Committee.

The Omnibus Agreement will terminate: (i) with the written consent of each of the parties; (ii) automatically upon the consummation of the acquisition of the Series A Preferred Share of the Company pursuant to the Preferred Share Call Right (defined below); (iii) automatically upon a change of control of the Company (including a sale of all or substantially all of the Company’s assets or a liquidation); or (iv) upon written notice by a party if the opposing party is in breach, subject to customary cure rights.

Upon termination of the Omnibus Agreement (other than due to a breach by Titan Management), the Company and Titan Operating will pay to Titan Management an amount sufficient to reimburse Titan Management for all severance and related costs it is expected to incur due to staff reduction (excluding any executive with an employment agreement with the Company, which executive shall receive payment under his or her employment agreement) in connection with such termination based upon the severance plans and arrangements of Titan Management and its affiliates in place at such time which shall be consistent with existing staff severance policies, subject to certain exceptions. The reimbursement obligation is subject to a cap of $14.9 million.

This summary of the Omnibus Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Omnibus Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated by reference herein.

Employment Agreements

In addition, on September 1, 2016, the Company and Titan Operating entered into new employment agreements (the “Employment Agreements”) with each of Edward E. Cohen, Jonathan Z. Cohen, Daniel C. Herz and Mark Schumacher. Messrs. E. Cohen, J. Cohen, Herz and Schumacher were named executive officers of Old ARP and were each party to an employment agreement with Old ARP and ATLS (the “Existing Employment Agreements”). The Employment Agreements and the compensation thereunder are not intended to duplicate that provided under the Existing Employment Agreements. Messrs. E. Cohen and J. Cohen will serve as Executive Chairman and Executive Vice Chairman, respectively, of the Board and as Executive Chairman and Executive Vice Chairman, respectively, of Titan Operating. Messrs. Herz and Schumacher will serve as Chief Executive Officer and President, respectively, of each of the Company and Titan Operating.

The Employment Agreements for Messrs. E. Cohen and J. Cohen each have an initial term of three years and the Employment Agreements for Messrs. Herz and Schumacher have an initial term of two years, in each case subject to early termination under certain circumstances. Each of the agreements contain automatic daily extensions of the term; the term of the agreements for Messrs. E. Cohen and J. Cohen are extended by one day each day so that the remaining term remains at three years and the term of the agreements for Messrs. Herz and Schumacher are also extended for an additional day on a daily basis commencing on September 1, 2017 (unless, in the case of Messrs. Herz and Schumacher, the Company gives written notice to the executive following September 1, 2017 that the term will not be so extended). The annual base salaries for each of Messrs. E. Cohen, J. Cohen, Herz and Schumacher will be $700,000, $500,000, $500,000 and $375,000, respectively, and for each of 2016 and 2017 each executive will receive an annual bonus of at least 100% of his annual salary, payable in a combination of cash and equity (subject to certain restrictions regarding the composition of the bonus, as set forth in the Employment Agreements) and, in the case of 2016 bonuses, reduced by the aggregate amount of cash bonuses received by the applicable executive in calendar year 2016 prior to September 1, 2016. The Employment Agreements also provide for severance in the event of the executive’s termination without Cause or resignation for Good Reason (each as defined in the applicable Employment Agreement), generally consisting, in the case of Messrs. E. Cohen and J. Cohen, of a lump sum severance payment equal to three times the sum of the executive’s annual base salary and historic incentive compensation, a pro rata bonus for the year of termination, three years benefit continuation and full vesting of the executive’s unvested equity awards. All of the foregoing severance payments and benefits are subject to the executive executing and not revoking a release of claims with respect to the Company and its related parties. In the case of Messrs. Herz and Schumacher, such severance payments and benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary and historic incentive compensation, two years benefit continuation and full vesting of the executive’s unvested equity awards (also subject to the effectiveness of a release of claims).

Each of the Employment Agreements also contains restrictive covenants applicable to the executives with respect to confidentiality, non-competition and non-solicitation.

This summary of the Employment Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreements, which are filed as Exhibits 10.6, 10.7, 10.8 and 10.9 to this Current Report on Form 8-K and is incorporated by reference herein.

Management Incentive Plan

On September 1, 2016, the Company adopted the Titan Energy, LLC Management Incentive Plan (the “MIP”) for the employees, directors and individual consultants of the Company and its affiliates. The MIP permits the grant of options, phantom shares and restricted and unrestricted Common Shares, as well as dividend equivalent rights. Subject to adjustment in accordance with the MIP, a maximum of 555,555 Common Shares may be issued pursuant to awards under the MIP. Common Shares subject to forfeited awards or withheld to satisfy exercise prices or tax withholding obligations will again be available for delivery pursuant to other awards. The MIP has a term of 10 years and will be administered by the Board, which may delegate to a committee or the Company’s chief executive officer.

This summary of the MIP does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the MIP, which is filed as Exhibit 10.10 to this Current Report on Form 8-K and is incorporated by reference herein.

Pursuant to the Plan, the Company made an initial grant under the MIP of an aggregate of 416,667 Common Shares to Edward E. Cohen, Jonathan Z. Cohen, Daniel C. Herz, Jeffrey Slotterback and Mark Schumacher, each of which was made utilizing the form of Stock Grant Agreement – Initial Award which is filed as Exhibit 10.11 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02    Termination of a Material Definitive Agreement.

In accordance with the Plan, on the Effective Date, the obligations of the Old Companies with respect to the following indebtedness were cancelled and discharged (collectively, the “Old ARP Debt”):

•	Indenture, dated as of January 23, 2013, by and among Atlas Resource Partners Holdings, LLC, Atlas Finance, Old ARP, certain subsidiary guarantors therein and U.S. Bank National Association, as trustee, relating to the 7.75% Notes, as amended, supplemented or modified from time to time; and

•	Indenture, dated as of July 30, 2013, by and among Atlas Resource Partners Holdings, LLC, Atlas Finance, the Company, certain subsidiary guarantors named therein and U.S. Bank National Association, as successor trustee, relating to the 9.25% Senior Notes, as amended, supplemented or modified from time to time.

On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Old Companies under the Old ARP Debt, the guarantees, the indentures relating to the Notes and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in any of the Old Companies giving rise to any claim or equity interest (except as provided under the Plan), were cancelled as to the Old Companies and their affiliates, and the reorganized Company and its affiliates ceased to have any obligations thereunder.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The descriptions of the First Lien Exit Facility and the Second Lien Exit Facility included under Item 1.01 of this Current Report on Form 8-K are incorporated by reference herein.

Item 3.02    Unregistered Sales of Equity Securities.

On the Effective Date, the Company initially issued 5,000,000 new Common Shares in accordance with the Plan. The Second Lien Lenders received 500,000 Common Shares (representing 10% of the initially outstanding Common Shares). Holders of the Notes, in exchange for 100% of the $668 million aggregate principal amount of Notes outstanding plus accrued but unpaid interest as of the commencement of the Chapter 11 cases, received 4,500,000 Common Shares (representing 90% of the initially outstanding Common Shares). On the Effective Date, the Company also issued the Series A Preferred Share to Titan Management.

The Common Shares and the Series A Preferred Share were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 (as amended, the “Securities Act”) under Section 1145 of the Bankruptcy Code.

As described above, on the Effective Date, the Company also issued an aggregate of 416,667 Common Shares to Edward E. Cohen, Jonathan Z. Cohen, Daniel C. Herz, Jeffrey Slotterback and Mark Schumacher under the MIP pursuant to an exemption from the registration requirements of the Securities Act under Section 4(a)(2).

Item 3.03    Material Modifications to Rights of Security Holders.

The information set forth in the Explanatory Note, Item 1.02 and Item 3.02 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.01    Changes in Control of Registrant.

The information set forth in Item 3.02 is incorporated by reference herein.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

Pursuant to the Plan, on the Effective Date, the Board will consist of seven members divided into two classes: Class A directors Edward Cohen, Jonathan Cohen, Daniel Herz and Jeffrey Slotterback and Class B directors Michael Zawadzki, Michael Watchom and Eugene Davis. Pursuant to the Company’s amended and restated limited liability company agreement (the “LLC Agreement”), the Class A directors were designated by Titan Management as the holder of the Series A Preferred Share. In addition, Mr. Zawadzki was designated by GSO Capital Partners LP (“GSO”), which had indirectly held a majority of the debt under the prior second lien credit agreement as well as a portion of the Notes. Messrs. Watchom and Davis were designated by several of the largest holders of the Notes that were cancelled pursuant to the Plan. The description of the LLC Agreement in Item 5.03 below includes additional information regarding director appointment and nomination rights and is incorporated by reference herein.

Non-Continuing Directors

Following the Effective Date, Mark C. Biderman, DeAnn Craig, Dennis A. Holtz, Walter C. Jones, Jeffrey F. Kupfer and Ellen F. Warren, who will continue serve on the board of directors of ATLS (which was Old ARP’s general partner), will not be members of the Board.

Compensatory Arrangements of Certain Officers

The descriptions of the MIP and the Employment Agreements included under Item 1.01 of this Current Report on Form 8-K are incorporated by reference herein.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In accordance with the Plan, the LLC Agreement became effective on the Effective Date. The below description of the LLC Agreement is qualified in its entirety by reference to the full text of the LLC Agreement, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Organization and Duration

The Company, which prior to the conversion was named Atlas Resource Finance Corporation, was converted from a Delaware corporation into a Delaware limited liability company on August 26, 2016, and will have a perpetual existence unless terminated pursuant to the terms of the LLC Agreement.

Purpose

The Company’s purpose under the LLC Agreement is to acquire, hold, transfer and otherwise dispose of its ownership interest in Titan Operating and any cash or other securities or property distributed to the Company in respect of its ownership interest in Titan Operating and to exercise all the rights and powers conferred upon it as an equity owner of Titan Operating.

The Company is authorized in general to perform all acts that may be necessary or appropriate to carry out its purposes and to conduct its business.

Tax Election

The Company has elected to be treated as a corporation for U.S. federal income tax purposes.

Distribution Rights

Subject to Delaware law, distributions may be made to shareholders (including the Series A Preferred Share and the Common Shares), as the Board shall from time to time determine, in its sole discretion, out of any assets of the Company available for such distributions. Any such distributions will be paid in accordance with the shareholders’ respective percentage interests.

Capital Contributions

Shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Series A Preferred Share

The holder of the Series A Preferred Share (currently Titan Management) is entitled to 2% of the aggregate of distributions paid to shareholders, subject to dilution if catch-up contributions are not made with respect to future equity issuances (other than any share split which is not a Series A Distribution or pursuant to the MIP, in each case as to which there shall be no adjustment to the percentage interest of the Series A Preferred Share). The Series A Preferred Share has voting rights identical to the Common Shares and votes as a single class with the Common Shares with voting power equal to its then-applicable percentage interest; provided, that the Series A Preferred Share has no right to vote with respect to the election or removal of Class B directors or the exercise of the Preferred Share Call Right.

For so long as Titan Management holds the Series A Preferred Share, the Company will have the continuing right to purchase the Series A Preferred Share at fair market value, subject to the approval of 67% of the outstanding Common Shares not held by Titan Management or its affiliates (the “Preferred Share Call Right”).

Voting Rights

The following is a summary of the shareholder vote required for the matters specified below.

The holders of a majority of the voting shares for the class or classes for which a meeting is called represented in person or by proxy shall constitute a quorum, unless any such action requires approval by holders of a greater percentage of such shares in which case the quorum shall be such greater percentage.

The following is a summary of the members’ vote requirements specified for certain matters under the LLC Agreement:

Election of Class B directors to the Board	Plurality of votes cast.

Issuance of additional company securities	No approval right.

Amendment of the LLC Agreement	Certain amendments may be made by the Board without the approval of the common shareholders. Other amendments generally require the approval of a majority of the Company’s outstanding voting shares. Certain amendments require the approval of the Series A Preferred Share.

Merger of the Company or the sale of all or substantially all of its assets	Majority of the outstanding voting shares in certain circumstances.

Dissolution of the Company	Majority of the outstanding voting shares.

Applicable Law; Forum; Venue and Jurisdiction

The LLC Agreement is governed by Delaware law. The LLC Agreement requires that, unless the Company (through the approval of its Board) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the LLC Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the LLC Agreement or the duties, obligations or liabilities among shareholders or of shareholders to the Company, or the rights or powers of, or restrictions on, the shareholders or the Company);

•	brought in a derivative manner on the Company’s behalf;

•	asserting a claim of breach of a duty owed by any of the Company’s directors, officers or other employees to the Company or the shareholders;

•	asserting a claim arising pursuant to any provision of the Delaware Limited Liability Company Act (the “Delaware Act”); or

•	asserting a claim governed by the internal affairs doctrine;

regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. However, if and only if the Court of Chancery of the State of Delaware dismisses any such claims, suits, actions or proceedings for lack of subject matter jurisdiction, such claims, suits, actions or proceedings may be brought in another state or federal court sitting in the State of Delaware. By acquiring or purchasing a Common Share, a shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a shareholder does not participate in the control of the Company’s business within the meaning of the Delaware Act and otherwise acts in conformity with the provisions of the LLC Agreement, each shareholders’ liability under the Delaware Act will be limited, subject to possible exceptions, to its share of any undistributed profits and assets. Under the Delaware Act, a limited liability company cannot make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the nonrecourse liability. Moreover, under the Delaware Act, a limited liability company may also not make a distribution to a member upon the winding up of the limited liability company before liabilities of the limited liability company to creditors have been satisfied by payment or the making of reasonable provision for payment thereof. The Delaware Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited liability company for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a member is liable for the obligations of his assignor to make contributions to the company, except such person is not obligated for liabilities unknown to him at the time he became a member and that could not be ascertained from the LLC Agreement.

The Company and its subsidiaries currently conduct business in Alabama, Colorado, Indiana, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia and West Virginia. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. The Company will operate in a manner that it considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Issuance of Additional Securities

The LLC Agreement authorizes the Company to issue an unlimited number of additional Company securities for the consideration and on the terms and conditions determined by the Board without the approval of the shareholders. Prior to the date on which the Company’s ratio of Total Debt (as defined in the First Lien Exit Facility) to EBITDA for the previous twelve months is less than 3.5 to 1 (the “Fallaway Date”), the issuance of Company securities shall also require the approval of a majority of the Class B directors.

It is possible that the Company will fund acquisitions through the issuance of additional Common Shares or other Company securities. Holders of any additional Common Shares will be entitled to share equally with the then-existing holders of Common Shares in any distributions. In addition, the issuance of additional Common Shares or other Company securities may dilute the value of the interests of the then-existing holders of Common Shares in the Company’s net assets. The holders of Common Shares will not have preemptive rights to acquire additional Common Shares or other Company securities.

In accordance with Delaware law and the provisions of the LLC Agreement, the Company may also issue additional Company securities that, as determined by the Board, may have special voting rights to which the Common Shares are not entitled. In addition, the LLC Agreement does not prohibit the issuance by the Company’s subsidiaries of equity securities, which may effectively rank senior to the Common Shares (provided that any issuance of equity securities by Titan Operating, other than to the Company, shall also require, prior to the Fallaway Date, the approval of a majority of the Class B directors).

Board of Directors

The LLC Agreement provides that the Board consists of seven directors, divided into two classes: four Class A directors and three Class B directors. At each annual meeting commencing with the 2019 annual meeting:

•	for so long as the Series A Preferred Share is outstanding, the appointment of Class A directors shall be made by a majority of the Class A directors then in office; and

•	the Class B directors will be elected by the holders of the Common Shares.

Following the consummation of the acquisition of the Series A Preferred Share pursuant to the Preferred Share Call Right, all directors will be Class B directors subject to election by the holders of the Common Shares.

Prior to the Fallaway Date, GSO will have the right to nominate one Class B director, and the other two Class B directors shall be nominated by the other Class B directors then in office. On and after the Fallaway Date, nominations for Class B directors will be made by the Nominating and Governance Committee and may also be made by any individual shareholder holding 10% or more of the outstanding Common Shares. In addition, certain parties to the Registration Rights Agreement will have the ability to pool their ownership for purposes of establishing the 10% ownership threshold for nominations.

Any vacancies in Class A directors may be filled by a majority of the remaining Class A directors then in office. Prior to the Fallaway Date, vacancies in the GSO-nominated Class B director will be filled by GSO, and vacancies in the other Class B directors will be filled by a majority of the other remaining Class B directors then in office. On and after the Fallway Date, vacancies will be filled by the Nominating and Governance Committee, subject to the approval of the Board.

The LLC Agreement establishes advance notice procedures with respect to shareholder nominations of candidates for election as directors.

The LLC Agreement provides that certain matters may not be delegated by the Board (the “Non-Delegated Duties”), including: (i) the terms of issuance of Company securities; (ii) distributions; (iii) agreements with expected values greater than $20 million; (iv) selection and employment of named executive officers; (v) legal matters with expected values greater than $5 million; (vi) indemnification; (vii) national securities exchange matters; (viii) expenditures and lending and borrowing of money; and (ix) certain other items typically reserved to a board of directors;.

Similarly, the LLC Agreement provides that certain matters require the approval of a majority of the Class B directors prior to the Fallaway Date, including: (i) certain refinancings of indebtedness; (ii) issuances of equity securities; (iii) exercise of the Preferred Share Call Right; (iv) non-ordinary course asset sales with expected proceeds of at least $50 million; (v) the liquidation or dissolution of the Company or any of its material subsidiaries; (vi) acquisitions in excess of $50 million; (vii) merger transactions involving the Company or Titan Operating; (viii) certain related party transactions; (ix) incurrence of indebtedness in excess of $100 million; and (x) the identification of disqualified lenders. In addition, the GSO-designated Class B director retains a veto right over certain refinancings of indebtedness and identification of disqualified lenders.

Prior to the Fallaway Date, the Conflicts Committee shall consist only of Class B directors eligible to serve. The Conflicts Committee’s responsibilities shall include: allocation methodologies for general and administrative costs allocated to the Company by ATLS; new or additional compensation arrangements for named executive officers; matters relating to the Omnibus Agreement and the Delegation Agreement; and waivers under the tax matters agreement.

Removal of Members of the Board

Any Class A director may be removed with or without cause by a majority of the remaining Class A directors then in office. Prior to the Fallaway Date, a Class B director may be removed only for cause by a majority of the remaining Class B directors then in office (provided that GSO shall have the right to remove its nominated Class B director, with or without cause, in its sole discretion). On and after the Fallaway Date, a Class B director may be removed by a majority of the remaining directors then in office or by a vote of a majority of the Common Shares.

Amendment of the LLC Agreement

General. Amendments to the LLC Agreement may be proposed only by the Board; provided, that amendments to the LLC Agreement prior to the Fallaway Date in connection with a merger, consolidation or conversion of the Company may only be proposed by the Class B directors. However, the Board will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to the Company or the shareholders, including any duty to act in good faith or in the best interests of the Company or the shareholders. To adopt a proposed amendment, other than the amendments discussed below under “—Amendment of the LLC Agreement—No Shareholder Approval,” the Board is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of the shareholders to consider and vote upon the proposed amendment.

Prohibited Amendments. No amendment may be made that would enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of limited liability company interests so affected.

The provision of the LLC Agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding shares voting together as a single class.

No Shareholder Approval. The Board may generally make amendments to the LLC Agreement without the approval of any shareholder :

•	prior to the Fallaway Date, if the Board determines that those amendments do not adversely affect the shareholders or any class of shareholders as compared to other classes in any material respect; or

•	to modify the provisions of the LLC Agreement dealing with the size and composition of the Board in order to comply with the listing requirements of any national securities exchange.

Shareholder Approval. Amendments to the LLC Agreement generally require the approval of a majority of the outstanding voting shares. For amendments of the type not requiring shareholder approval, the Board will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the shareholders. No other amendments to the LLC Agreement will become effective without the approval of holders of at least 90% of the outstanding common units if the Board determines that such amendment will affect the limited liability of any shareholder under Delaware law.

Except to change the vote required to approve an amendment to the LLC Agreement, any other amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of shareholders whose aggregate outstanding Common Shares constitute not less than the voting requirement sought to be reduced. Any amendment that would change the vote required to approve an amendment to the LLC Agreement must be approved by holders of at least 90% of the outstanding Common Shares.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of the Company requires the prior approval of the Board, or, prior to the Fallaway Date, solely the prior approval of a majority of the Class B directors. Prior to the Fallaway Date, a majority of the Class B directors have the right to control the process relating to any such transaction. However, the Board will have no duty or obligation to approve any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to the Company or the shareholders, including any duty to act in good faith or any other standard imposed by the LLC Agreement, the Delaware Act or applicable law.

In addition, the LLC Agreement generally prohibits the Board, without the prior approval by a majority of the outstanding voting Common Shares, from causing the Company to sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions. The Board may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Company’s assets without the approval of a majority of the outstanding voting Common Shares. The Board may also sell all or substantially all of the Company’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, the Board may consummate any merger, consolidation or conversion without the prior approval of the shareholders if the Company is the surviving entity in the transaction, the Board has received an opinion of counsel regarding limited liability matters, the transaction will not result in an amendment to the limited liability company agreement, each of the Common Shares will be an identical share of the Company following the transaction and the number of company securities to be issued does not exceed 20% of the Company’s outstanding company securities immediately prior to the transaction.

If the conditions specified in the LLC Agreement are satisfied, the Board may convert the Company or any of its subsidiaries into a new limited liability entity or merge the Company or any of its subsidiaries into, or convey all of the Company’s assets to, a newly formed entity if the purpose of that conversion, merger or conveyance is to effect a change in the Company’s legal form into another limited liability entity that is taxed as a corporation for U.S. federal income tax purposes, the Board has received an opinion of counsel regarding limited liability matters and the Board determines that the governing instruments of the new entity provide the shareholders with substantially the same rights and obligations as contained in the LLC Agreement.

The shareholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of the Company’s assets or any other similar transaction or event.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between the Company’s directors, officers, affiliates (including ATLS and Titan Management) and owners (including affiliates of the Class B directors), on the one hand, and the Company and its shareholders, on the other hand. Conflicts may arise as a result of the duties of Titan Management to act for the benefit of its owners, which may conflict with our interests and the interests of the Company’s public shareholders. Representatives of Titan Management, which is owned by ATLS, have the ability to appoint a majority of the members of the Board. All of the Company’s officers and two of its directors are officers or directors of ATLS. The Company’s directors and officers who are also directors and officers of ATLS or Titan Management have a duty to manage ATLS and Titan Management in a manner that is beneficial to ATLS and its unitholders.

The LLC Agreement contains provisions that eliminate any and all fiduciary duties under applicable law and replaces them with contractual standards as set forth therein. The LLC Agreement also restricts the remedies available to shareholders for actions taken that, without such elimination of any fiduciary duties, might constitute breaches of fiduciary duty by the Company’s directors or officers or their affiliates under applicable law.

Whenever a conflict arises between the Company, on the one hand, and any affiliated entities, on the other hand, the Board will resolve that conflict. The resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by the Company and all its shareholders and shall not constitute a breach of the LLC Agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest receives any required approval of the Class B directors and is:

•	approved by the Conflicts Committee; or

•	approved by a majority of the outstanding unaffiliated Common Shares.

The Board may, but is not required to, seek the approval of such resolutions or courses of action from the Conflicts Committee or from the holders of a majority of the outstanding Common Shares as described above. If the Board does not seek approval from the Conflicts Committee or from holders of Common Shares as described above and the Board approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the Board acted in good faith, and in any proceeding brought by or on behalf of the Company or any of its shareholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in the LLC Agreement, the Board or the Conflicts Committee may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. When the LLC Agreement requires someone to act in good faith, it requires that person to believe that he is not acting adversely to the interests of the Company.

Duties

The Delaware Act provides that Delaware limited liability companies may, in their limited liability company agreements, restrict, expand or eliminate any fiduciary duties owed by directors and officers to members and the company. The LLC Agreement has eliminated any default fiduciary standards owed to the Company or its shareholders. Instead, the Company’s directors and officers are accountable to the Company and its shareholders pursuant to the contractual standards set forth in the LLC Agreement which requires that, when directors and officers are acting in such capacity, as opposed to in their individual capacity, they must act in “good faith,” meaning that they believed that the decision was not adverse to the Company’s interests.

The following is a summary of:

•	the default fiduciary duties under the Delaware Act; and

•	the standards contained in the LLC Agreement that replace the default fiduciary duties.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a limited liability company agreement providing otherwise, would generally require a manager of a Delaware limited liability company to act for the company in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a limited liability company agreement providing otherwise, would generally prohibit the manager of a Delaware limited liability company from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited liability company member may institute legal action on behalf of the company to recover damages from a third party where the company (through its managers) has refused to institute the action or where an effort to cause the company to do so is not likely to succeed. These actions include actions against a manager for breach of its fiduciary duties or of the limited liability company agreement. In addition, the statutory or case law of some jurisdictions may permit a member to institute legal action on behalf of itself and all other similarly situated member to recover damages from a manager for violations of its fiduciary duties to the members.

LLC Agreement modified standards

The LLC Agreement has eliminated any default fiduciary standards owed to the Company or its shareholders. Instead, directors and officers are accountable to the Company and its shareholders pursuant to the contractual standards set forth in the LLC Agreement, which requires that, when the directors or officers are acting in their capacity as officers or directors, as opposed to in their individual capacity, they must act in “good faith,” meaning that they believed that the decision was not adverse to the Company’s interests. These contractual standards reduce the obligations to which directors or officers would otherwise be held.

In addition to the other more specific provisions limiting the obligations of directors and officers, the LLC Agreement further provides that directors and officers will not be liable for monetary damages to the Company or its shareholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such directors or officers acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

In making decisions or taking, or declining to take, actions, including the resolution of conflicts of interest, it will be presumed that the Board acted in good faith, and in any proceeding brought by or on behalf of any shareholder or the Company, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which directors and officers would otherwise be held.

By accepting or purchasing our Common Shares, each shareholder automatically agrees to be bound by the provisions in the LLC Agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of limited liability company agreements. The failure of a shareholder or transferee to sign a limited liability company agreement does not render the LLC Agreement unenforceable against that person.

Termination and Dissolution

The Company will continue as a limited liability company until dissolved under the LLC Agreement. The Company will dissolve upon:

•	the election of the Board to dissolve the Company, if approved by a majority of the outstanding Common Shares and, prior to the Fallaway Date, by a majority of the Class B directors; or

•	the entry of a decree of judicial dissolution of the Company.

Liquidation and Distribution of Proceeds

Upon the Company’s dissolution, the liquidator authorized to wind up the Company’s affairs will, acting with all of the powers of the Board that are necessary or appropriate, liquidate the Company’s assets and apply the proceeds of the liquidation to satisfy the Company’s liabilities, with any remainder being distributed in respect of the Common Shares and the Series A Preferred Share pro rata. The liquidator may defer liquidation or distribution of the Company’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the Company’s members.

Meetings; Voting

Shareholders who are record holders of Common Shares on a record date will be entitled to notice of, and to vote at, meetings of shareholders and to act upon matters for which approvals may be solicited. The LLC Agreement provides that an annual meeting of the shareholders for the election of directors to the Board and other matters that the Board submits to a vote of the shareholders will be held at such date and time as may be fixed from time to time by the Board. At each annual meeting commencing in 2019, the shareholders entitled to vote will vote as a single class for the election of Class B directors to the Board (provided, however, that the Series A Preferred Share shall not be entitled to vote in connection with the election of Class B directors), and will elect, by a plurality of the votes cast at such meeting, Class B directors who are nominated in accordance with the provisions of the LLC Agreement.

Any action that is required or permitted to be taken by the shareholders must be taken at a meeting of the shareholders, unless the Board specifically authorizes action by written consent. If so authorized, action may be taken without a meeting if consents in writing describing the action so taken are signed by holders of the number of Common Shares necessary to authorize or take that action at a meeting.

Special meetings may be called only at least three members of the Board or by a holder or holders of 35% of the outstanding Common Shares. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding securities of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action requires approval by holders of a greater percentage, in which case the quorum will be the greater percentage.

Each record holder will have a vote in accordance with its percentage interest, although additional limited liability company interests having different voting rights could be issued. Common Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of Common Shares under the LLC Agreement will be delivered to the record holder by the Company or by the transfer agent.

Status as a Member

By transfer of any Common Shares in accordance with the LLC Agreement, each transferee of Common Shares shall be admitted as a member with respect to the Common Shares transferred when such transfer and admission is reflected in the books and records, and the transferee shall become bound, and shall be deemed to have agreed to be bound, by the terms of the LLC Agreement. Except as described above under “—Limited Liability,” the Common Shares will be fully paid, and shareholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If the Company or any of its subsidiaries are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the Board (with the advice of counsel), create a substantial risk of cancellation or forfeiture of any property that the Company or such subsidiary have an interest in because of the nationality, citizenship or other related status of any shareholder, the Company may redeem the Common Shares held by the shareholder at their current market price. In order to avoid any cancellation or forfeiture, the Board may require any shareholder or transferee to furnish information about his nationality, citizenship or related status. If a shareholder fails to furnish this information after a request for the information, or the Board determines after receipt of the information that the shareholder is not an eligible citizen, then the shareholder may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his Common Shares and may not receive distributions in kind upon the Company’s liquidation.

The purchase price for such Common Shares will be the average of the daily closing prices per share for the 20 consecutive trading days immediately prior to the date set for such purchase, and such purchase price will be paid (in the sole discretion of the Board) either in cash or by delivery of a promissory note. Any such promissory note will bear interest at the rate of 5% annually and will be payable in three equal annual installments of principal and accrued interest, commencing one year after the purchase date.

Indemnification

Under the LLC Agreement, in most circumstances, the Company will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with the Company’s business:

•	any person who is or was a manager, managing member, officer, director, employee, agent, tax matters partner, fiduciary or trustee of the Company or its subsidiaries, or any affiliate of the Company or its subsidiaries;

•	the Company or its subsidiaries, or any affiliate of the Company or its subsidiaries;

•	any person who is or was serving at the request of the Company as an manager, managing member, officer, director, employee, agent, tax matters partner, fiduciary or trustee of another person;

•	Titan Management, its affiliates and any manager, managing member, officer, director, employee or agent of Titan Management or its affiliates with respect to the Delegation Agreement;

•	any person whom the Board designates as an indemnitee for purposes of the LLC Agreement; and

•	GSO and its affiliates, including any manager, managing member, officer, director, employee or agent of GSO, the GSO funds and any manager, managing, member, officer, director, employee or agent of the GSO funds, solely, in each case, in its capacity as a person who has or had the right to designate or appoint a Class B Director.

The indemnification obligation arises only if the indemnified person did not act in bad faith or engage in fraud, willful misconduct or, in the case of a criminal matter, knowledge of the indemnified person’s unlawful conduct.

The LLC Agreement permits the Company to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the Company would have the power to indemnify the person against liabilities under the LLC Agreement.

Books and Reports

The Company is required to keep appropriate books of its business at its principal offices. The books will be maintained for both financial reporting purposes on an accrual basis. For financial and tax reporting purposes, the fiscal year end is December 31.

The Company will furnish or make available to record holders of Common Shares, within the time periods for such reports specified in the Commission’s rules and regulations (or, if the Company is not subject to the reporting requirements of the Exchange Act, within 15 days of the deadline for non-accelerated filers), financial and other information required to be filed in Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company will be deemed to have made any such report available if the Company files such report with the Commission on EDGAR or make the report available on a publicly available website that the Company maintains.

In addition, the Company will use its commercially reasonable efforts to list the Common Shares on the New York Stock Exchange (or other national securities exchange approved by the Board) as soon as practicable after the applicable listing standards are satisfied or have been waived.

Right to Inspect the Company’s Books and Records

The LLC Agreement provides that a shareholder can, for a purpose reasonably related, as determined by the Board, to such shareholder’s interest as a shareholder of the Company, upon reasonable written demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each shareholder;

•	copies of the LLC Agreement, the certificate of formation and related amendments and powers of attorney under which they have been executed; and

•	information regarding the status of the business and financial condition as is just and reasonable.

The Company may, and intends to, keep confidential, for such period as the Board determines, from the Company’s shareholders trade secrets or other information the disclosure of which the Company believes is not in the Company’s best interests, believes could damage the Company or its subsidiaries or their respective businesses, or which the Company is required by law or by agreements with third parties to keep confidential.

Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Joint Prepackaged Chapter 11 Plan of Reorganization of Atlas Resource Partners, L.P., et al., pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to 2.1 to Current Report on Form 8-K filed August 29, 2016).

2.2	Confirmation Order, dated August 26, 2016 (incorporated by reference to 2.2 to Current Report on Form 8-K filed August 29, 2016).

3.1	Amended and Restated Limited Liability Company Agreement of Titan Energy, LLC, dated as of September 1, 2016.

10.1	Third Amended and Restated Credit Agreement, dated as of September 1, 2016, among Titan Energy Operating, LLC, Titan Energy, LLC, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

10.2	Amended and Restated Second Lien Credit Agreement, dated as of September 1, 2016, among Titan Energy Operating, LLC, Titan Energy, LLC, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent.

10.3	Registration Rights Agreement, dated as of September 1, 2016, by and among Titan Energy, LLC and the holders party thereto.

10.4	Delegation of Management Agreement, dated as of September 1, 2016, by and between Titan Energy, LLC and Titan Energy Management, LLC.

10.5	Omnibus Agreement, dated as of September 1, 2016, by and among Titan Energy, LLC, Titan Energy Operating, LLC, Titan Energy Management, LLC and Atlas Energy Resource Services, Inc.

10.6	Employment Agreement among Titan Energy, LLC and Titan Energy Operating, LLC and Edward E. Cohen.

10.7	Employment Agreement among Titan Energy, LLC and Titan Energy Operating, LLC and Jonathan Z. Cohen.

10.8	Employment Agreement among Titan Energy, LLC and Titan Energy Operating, LLC and Daniel C. Herz.

10.9	Employment Agreement among Titan Energy, LLC and Titan Energy Operating, LLC and Mark Schumacher.

10.10	Titan Energy, LLC Management Incentive Plan.

10.11	Form of Stock Grant Agreement – Initial Award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2016	TITAN ENERGY, LLC

	By:	/s/ Jeffrey M. Slotterback
		Name:	Jeffrey M. Slotterback
		Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

2.1	Joint Prepackaged Chapter 11 Plan of Reorganization of Atlas Resource Partners, L.P., et al., pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to 2.1 to Current Report on Form 8-K filed August 29, 2016).

2.2	Confirmation Order, dated August 26, 2016 (incorporated by reference to 2.2 to Current Report on Form 8-K filed August 29, 2016).

3.1	Amended and Restated Limited Liability Company Agreement of Titan Energy, LLC, dated as of September 1, 2016.

10.1	Third Amended and Restated Credit Agreement, dated as of September 1, 2016, among Titan Energy Operating, LLC, Titan Energy, LLC, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

10.2	Amended and Restated Second Lien Credit Agreement, dated as of September 1, 2016, among Titan Energy Operating, LLC, Titan Energy, LLC, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent.

10.3	Registration Rights Agreement, dated as of September 1, 2016, by and among Titan Energy, LLC and the holders party thereto.

10.4	Delegation of Management Agreement, dated as of September 1, 2016, by and between Titan Energy, LLC and Titan Energy Management, LLC.

10.5	Omnibus Agreement, dated as of September 1, 2016, by and among Titan Energy, LLC, Titan Energy Operating, LLC, Titan Energy Management, LLC and Atlas Energy Resource Services, Inc.

10.6	Employment Agreement among Titan Energy, LLC and Titan Energy Operating, LLC and Edward E. Cohen.

10.7	Employment Agreement among Titan Energy, LLC and Titan Energy Operating, LLC and Jonathan Z. Cohen.

10.8	Employment Agreement among Titan Energy, LLC and Titan Energy Operating, LLC and Daniel C. Herz.

10.9	Employment Agreement among Titan Energy, LLC and Titan Energy Operating, LLC and Mark Schumacher.

10.10	Titan Energy, LLC Management Incentive Plan.

10.11	Form of Stock Grant Agreement – Initial Award.